Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated March 7. 2008, with respect to our audit of the financial statements of J.W. Childs Acquisition I Corp. (a corporation in the development stage) as of March 3, 2008 and for the period from February 7, 2008 (date of inception) through March 3, 2008, which report appears in the Prospectus which is part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
March 11, 2008